Exhibit 10.1

November 20, 2018

KemPharm, Inc.

1180 Celebration Boulevard, Suite 103

Celebration, FL 34747

Re:     Amendment to Convertible Note and Warrant

Ladies and Gentlemen:

Reference is hereby made to (i) that certain Facility Agreement, dated as of June 2, 2014 (as the same may have been previously or in the future be amended, modified, restated or otherwise supplemented from time to time, the “Facility Agreement”), by and between KemPharm, Inc., a Delaware corporation (the “Company”), and Deerfield Private Design Fund III, L.P. (the “Lender”), (ii) that certain Senior Secured Convertible Note in the original principal amount of $10,000,000 issued by the Company to the Lender under the Facility Agreement on June 2, 2014 (as the same may have been previously or in the future be amended, modified, restated or otherwise supplemented from time to time, the “Convertible Note”), and (iii) that certain warrant (number W-74), deemed to be issued by the Company to the Lender under the Facility Agreement on June 2, 2014, relating to the right of the Lender to purchase from the Company 1,923,077 fully paid and nonassessable shares of common stock of the Company (as the same may have been previously or in the future be amended, modified, restated or otherwise supplemented from time to time, the “Warrant”). Capitalized terms used herein which are defined in the Facility Agreement, unless otherwise defined herein, shall have the meanings ascribed to them in the Facility Agreement. The Company and the Lender desire to amend the Convertible Note and the Warrant on the terms set forth in this letter agreement (this “Letter”).

Effective upon the execution and delivery of this Letter by the Company and the Lender, the Convertible Note and the Warrant are hereby amended as follows:

(A) Section 2(i) of the Convertible Note is hereby amended by replacing the percentage “9.985%” with “4.985%” in each place it appears (including the defined term “9.985% Cap,” which shall be replaced with the defined term “4.985% Cap”); and

(B) The second paragraph of Section 1 of the Warrant is hereby amended by replacing the percentage “9.985%” with “4.985%” in each place it appears (including the defined term “9.985% Cap,” which shall be replaced with the defined term “4.985% Cap”).

Except as expressly set forth herein, (i) the Facility Agreement, the Convertible Note, the Warrant and the other Transaction Documents remain unchanged and in full force and effect, (ii) this Letter shall not be deemed to be a waiver, amendment or modification of, or consent to or departure from, any provision of the Facility Agreement or any other Transaction Document (other than the Convertible Note and Warrant as expressly provided herein) or to be a waiver of any Default or Event of Default under the Facility Agreement or any other Transaction Document, whether arising before or after the date hereof or as a result of the transactions contemplated hereby, and (iii) this Letter shall not preclude the future exercise of any right, remedy, power or privilege available to the Lender, whether under the Facility Agreement, any other Transaction Document or otherwise, and shall not be construed or deemed to be a satisfaction, novation, cure, modification, amendment or release of the Obligations, the Facility Agreement or any other Transaction Document (or any other liability or obligation thereunder) or establish a course of conduct with respect to future requests for amendments, modifications or consents.

This Letter (i) is a Transaction Document and constitutes the entire understanding of the parties with respect to the subject matter hereof, and any other prior or contemporaneous agreements, whether written or oral, with respect thereto are expressly superseded hereby, and (ii) shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto. This Letter may be executed in counterparts (which taken together shall constitute one and the same instrument) and by facsimile or other electronic transmission, which facsimile or other electronic signatures shall be considered original executed counterparts.

Upon the effectiveness of this Letter, any reference in the Convertible Note and the Warrant to “this Warrant,” “this “Note” “hereunder,” hereof,” “herein,” or words of like import referring to such agreement shall refer to the Warrant or Convertible Note, as the case may be, as amended by this Letter.

The Company hereby reaffirms, confirms and ratifies its obligations and liabilities set forth in the Facility Agreement and the other Transaction Documents, all of which shall remain in full force and effect, as modified by this Letter.

Reference is also hereby made to the Indenture, dated as of February 9, 2016, between the Company and U.S. Bank National Association, a national banking association organized under the laws of the United States of America, as trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture, dated as of November 20, 2018, between the Company and the Trustee (and as may otherwise be amended, supplemented or modified, the “Indenture”; capitalized terms used without definition in this paragraph having the meanings ascribed to them in the Indenture), and the Company’s 5.50% Senior Convertible Notes due 2021 issued thereunder (the “Notes”) that are beneficially owned by the Lender and Deerfield Special Situations Fund, L.P. (together, the “Note Holders”). The Company and the Note Holders hereby agree, in accordance with Section 13.02(k) of the Indenture, that (a) this Letter constitutes a notice from each of the Note Holders that such Note Holder elects a limit on beneficial ownership of 4.985% (i.e., a “4.985% Cap”); (b) that such 4.985% beneficial ownership limitation shall be effective as of the date of this Letter; (c) that accordingly, on and after the date hereof, so long as the Note Holder shall have complied with the applicable requirements under the Indenture, including the delivery of the certification required under Section 13.02(k)(i) of the Indenture, the Company shall not issue to either Note Holder a number of shares of Common Stock upon conversion of such Note Holder’s Notes (including any shares of Common Stock deliverable in connection with any Interest Make-Whole payment) to the extent that, upon such conversion, the number of shares of Common Stock then beneficially owned by a such Note Holder and its Affiliates and any other Persons or entities whose beneficial ownership of the Common Stock would be aggregated with such Note Holder for the purposes of Section 13(d) of the Exchange Act (including shares held by any “group” of which such Holder is a member, but excluding shares beneficially owned by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth in Section 13.02(k) of the Indenture) (collectively, the “Capped Parties”) would exceed 4.985% of the total number of the shares of the Common Stock then issued and outstanding; and (c) if a Note Holder transfers any Notes to any Affiliate of such Note Holder, then the Company shall deem such 4.985% beneficial ownership limitation to automatically apply to such Affiliate.

[Signature pages follow]

Very truly yours,

DEERFIELD PRIVATE DESIGN FUND III, L.P.

By:	Deerfield Mgmt III, L.P., its General Partner
By:	J.E. Flynn Capital III, LLC, its General Partner

By:	/s/ David J. Clark
Name:	David Clark
Title:	Authorized Signatory

DEERFIELD SPECIAL SITUATIONS FUND, L.P.

By:	Deerfield Mgmt., L.P., its General Partner
By:	J.E. Flynn Capital LLC, its General Partner

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory

Acknowledged and Agreed To as of the date set forth above

KEMPHARM, INC.

By:	/s/ R. LaDuane Clifton
Name:	R. LaDuane Clifton
Title:	Chief Financial Officer, Secretary and Treasurer